UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 4, 2015

RESOLUTE FOREST PRODUCTS INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33776	98-0526415
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

Resolute Forest Products Inc. 111 Duke Street, Suite 5000 Montreal, Quebec, Canada	H3C 2M1
(Address of principal executive offices)	(Zip Code)

(514) 875-2160

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 4, 2015, the Board of Directors of Resolute Forest Products Inc. (the “Company”) approved the appointment of Richard Tremblay as senior vice president for the pulp and paper group and André Piché as senior vice president for the tissue group, with continued responsibility over the Calhoun (Tennessee), Catawba (South Carolina), and Mokpo (South Korea) operations. Since February 6, 2014, Messrs. Piché and Tremblay shared oversight of the Company’s pulp and paper operations. They will each continue to report to Richard Garneau, the Company’s president and chief executive officer.

Mr. Piché, age 56, has been with the Company and its predecessors for over 28 years, starting as process engineer at the Baie-Comeau mill, moving on as general manager at the Baie-Comeau, Clermont and Laurentide mills, each in the province of Québec. From 2008 to 2012 he served as vice president in a number of operational capacities, including operational excellence and engineering. In 2012, he became vice president for pulp and paper operations, with oversight over five mills, reporting to the senior vice president for pulp and paper operations. He was appointed as interim senior vice president for pulp and paper operations in late 2013 and as senior vice president for pulp and paper operations in February 2014. Mr. Piché holds a degree in forest engineering and a master’s degree in pulp and paper.

Mr. Tremblay, age 51, joined the Company in 2011. He began his career as a project engineer at the La Tuque, Québec, pulp mill, then owned by St-Laurent Paper Board, Inc. Advancing through a number of mill management roles in La Tuque and West Point, Virginia, he later became general manager of the La Tuque liner and bleached board mill after its acquisition by Smurfit-Stone Container Corporation. He was appointed general manager of the West Point linerboard mill in 2007, then the Panama City, Florida, linerboard and pulp mill in January of 2011. He joined the Company later in 2011 as vice president for pulp and paper operations, with oversight over five mills, reporting to the senior vice president for pulp and paper operations. He was appointed as interim senior vice president for pulp and paper operations in late 2013 and as senior vice president for pulp and paper operations in February 2014. Mr. Tremblay holds a degree in mechanical engineering.

In connection with their new appointments, the independent members of the board approved base salary increases effective June 1, 2015 for both Messrs. Piché and Tremblay, but did not change any other element of their compensation packages. Mr. Piché’s base salary will increase from $323,307, to $353,192, representing a 9.2% increase as recognition of his responsibility to lead a new strategic business for the Company. Mr. Tremblay’s base salary will increase from $323,307 to $380,361, representing a 17.6% increase, as recognition of his increased responsibilities. In his new role, Mr. Tremblay’s responsibilities have been significantly expanded to include oversight of the whole pulp and paper business unit, namely all pulp and paper mills, pulp and paper sales and marketing, as well as a range of operational support functions such as operational excellence, engineering, energy, production planning, logistics, and customer service for the pulp and paper operations. These increases comprise an adjustment of their base salary further to the human resources and compensation/nominating and governance committee’s 2015 review of the base salaries of the executive team.

Consistent with the Company’s currency policy, 48% of the base salaries for Messrs. Piché and Tremblay are paid in Canadian dollars and 52% are paid in U.S. dollars based on the geographic mix of the Company’s pulp and paper production capacity as of December 31, 2014. The base salaries are shown in U.S. dollars and the portion to be paid in Canadian dollars was converted using an exchange rate of $0.80338, which is effective for the June payroll.

For reference of the other compensation elements for Messrs. Piché and Tremblay, please see the Company’s definitive proxy statement on Schedule for its 2015 annual meeting of shareholders (File No. 001-33776) filed on April 10, 2015.

Item 7.01	Regulation FD Disclosure

On June 8, 2015, Resolute Forest Products Inc. acquired 2,749,127 shares of its common stock in a single open market block transaction under its existing share repurchase program. The total purchase price was approximately $31.4 million. According to a Form 4 filed on June 9, 2015, the seller was Steelhead Navigator Master L.P.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Resolute Forest Products Inc.

Date: June 9, 2015	By:	/s/ Jacques P. Vachon
	Name:	Jacques P. Vachon
	Title:	Senior Vice President and Chief Legal Officer